Exhibit 2.1

LIONBRIDGE TECHNOLOGIES, INC.,

MOUNTAIN ACQUISITION CORP.,

MENTORIX TECHNOLOGIES, INC.

and

THE SHAREHOLDERS OF MENTORIX TECHNOLOGIES, INC.

AGREEMENT AND PLAN OF REORGANIZATION

Dated as of September 9, 2003

TABLE OF CONTENTS

ARTICLE I. THE MERGER		4

1.1	The Merger	4
1.2	Effects of the Merger	5
1.3	Closing	5
1.4	Approval by the Shareholders of Mentorix.	5

ARTICLE II. MERGER CONSIDERATION; CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES		6

2.1	Merger Consideration; Conversion of and Exchange of Shares	6
2.2	Escrow.	8
2.3	Dissenting Shares	9
2.4	Exchange Procedures.	9
2.5	No Further Ownership Rights in Mentorix Capital Stock.	10
2.6	Stock Options	11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF MENTORIX		11

3.1	Organization, Standing and Power; Subsidiaries.	11
3.2	Capital Structure.	13
3.3	Authority	14
3.4	Compliance with Laws and Other Instruments; Non-Contravention	14
3.5	Technology and Intellectual Property Rights	15
3.6	Financial Statements; Business Information	18
3.7	Taxes	19
3.8	Absence of Certain Changes and Events	22
3.9	Leases	25
3.10	Personal Property; Real Estate	25
3.11	Certain Transactions	26
3.12	Litigation and Other Proceedings	26
3.13	No Defaults	26
3.14	Major Contracts	26
3.15	Material Reductions	28
3.16	Banking Facilities	28
3.17	Employees and Labor Matters	28
3.18	Employee Benefit Plans	30
3.19	Plan Payments.	31
3.20	Guarantees and Suretyships	32
3.21	Brokers and Finders	32
3.22	Certain Payments	32
3.23	Environmental Matters	32
3.24	Enforceability of Contracts, etc.	33
3.25	Information Statement.	33
3.26	Insurance.	33
3.27	Compliance with Laws; Permits.	34
3.28	Disclosure.	34
3.29	Reliance.	34

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		34

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35

5.1	Organization and Qualification.	35
5.2	Authority Relative to this Agreement	36

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5.3	Non-Contravention	36
5.4	Litigation	36

ARTICLE VI. COVENANTS OF MENTORIX		36

6.1	Conduct of Business in Ordinary Course	36
6.2	Dividends, Issuance of, or Changes in Securities	37
6.3	Governing Documents	38
6.4	No Acquisitions	38
6.5	No Dispositions	38
6.6	Indebtedness	38
6.7	Compensation	38
6.8	Claims	38
6.9	Access to Properties and Records	39
6.10	Breach of Representations and Warranties.	39
6.11	Tax Returns	39
6.12	Shareholder Approval	39
6.13	Preparation of Disclosure and Solicitation Materials	39
6.14	Exclusivity; Acquisition Proposals	39
6.15	Notice of Events	40
6.16	Reasonable Best Efforts	40
6.17	Insurance	40
6.18	Resignations	40

ARTICLE VII. COVENANTS OF PARENT		41

7.1	Breach of Representations and Warranties	41
7.2	Consents	41
7.3	Reasonable Best Efforts	41
7.4	Officers and Directors.	41
7.5	Notice of Events	41

ARTICLE VIII. ADDITIONAL AGREEMENTS		42

8.2	Legal Conditions to the Merger.	42
8.3	Employee Benefits.	42
8.4	Expenses.	42
8.5	Additional Agreements	43
8.6	Public Announcements.	43
8.7	Confidentiality	43
8.8	Tax Covenants	43

ARTICLE IX. CONDITIONS PRECEDENT		45

9.1	Conditions to Each Party’s Obligation to Effect the Merger	45
9.2	Conditions of Obligations of Parent and Merger Sub	45
9.3	Conditions of Obligation of Mentorix.	47

ARTICLE X. INDEMNIFICATION		48

10.1	Indemnification Relating to Agreement	49
10.2	Third Party Claims	49
10.3	Limitations	50
10.4	Binding Effect	51
10.5	Time Limit.	51
10.6	Sole Remedy	51
10.7	Escrow	51
10.8	Shareholder Representatives	52

ARTICLE XI. TERMINATION		53

11.1	Mutual Agreement	53

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11.2	Termination by Parent	53
11.3	Termination by Mentorix	53
11.4	Outside Date	54
11.5	Effect of Termination	54

ARTICLE XII. MISCELLANEOUS		54

12.1	Entire Agreement	54
12.2	Governing Law; Consent to Jurisdiction	54
12.3	Notices	54
12.4	Severability	56
12.5	Assignment	56
12.6	Counterparts	56
12.7	Amendment	56
12.8	Extension, Waiver.	57
12.9	Interpretation	57
12.10	Currency	57

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AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 9, 2003 (this “Agreement “), by and among LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation (“Parent “); MOUNTAIN ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); MENTORIX TECHNOLOGIES, INC., a California corporation (“Mentorix”); and the undersigned shareholders of Mentorix (the “Shareholders”).

WHEREAS, the Board of Directors of each of Mentorix and Merger Sub deems it in the best interests of their respective shareholders to consummate the Merger (as defined in Section 1.1), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into Mentorix in which Mentorix would become a wholly-owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of Mentorix, recommended that this Agreement be adopted by its shareholders); and

WHEREAS, Parent, Merger Sub, Mentorix and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Merger Sub, Mentorix and the Shareholders agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with the California General Corporation Law (the “CGCL”) and the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Mentorix (the “Merger”). Certificates of Approval of Agreements of Merger, an Agreement of Merger and a Certificate Merger and any other documents required by law (collectively, the “Merger Documents”), will be duly prepared, executed and acknowledged by Mentorix and Merger Sub and thereafter delivered to the Secretary of State of California for filing in accordance with the CGCL and Secretary of State of Delaware for filing in accordance with the DGCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of California and Secretary of State of Delaware or at such subsequent time as Parent and Mentorix shall agree and be specified in the Merger Documents (the “Effective Time”). Following the Merger,

Mentorix will continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the laws of the State of California, and the separate corporate existence of Merger Sub will cease.

1.2 Effects of the Merger. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Merger Documents and applicable law, (ii) the Articles of Incorporation of Mentorix will be amended in the form attached as Appendix A to the Mentorix Certificate of Approval of Agreement of Merger to be filed with the Secretary of State of California, (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Merger Sub will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation.

1.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable (but no more than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX that by their terms are not to occur at the Closing (the “Closing Date”), but in no event later than September 30, 2003, at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts unless another date or place is agreed to in writing by Parent and Mentorix. If all of conditions set forth in Article IX hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of California and the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

1.4 Approval by the Shareholders of Mentorix. Mentorix will take all action necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all shareholders of Mentorix by means of the written consent of a majority of the shareholders in accordance with the CGCL, or if it is unable to obtain such written consent, by a duly convened meeting of shareholders. Mentorix will use its best efforts to obtain such shareholder approval. Mentorix represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the CGCL and (ii) resolved to recommend to the shareholders of Mentorix that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

ARTICLE II

MERGER CONSIDERATION; CONVERSION AND EXCHANGE OF SHARES;

DISSENTING SHARES

2.1 Merger Consideration; Conversion and Exchange of Shares.

(a) Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, each share of:

(i) common stock, no par value per share, of Mentorix (“Mentorix Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Mentorix Common Stock held by Parent or Merger Sub or any other Subsidiary (as defined in Section 3.1) of Parent, or by Mentorix or any Subsidiary of Mentorix, which shares (the “Common Excluded Shares”) will be automatically cancelled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)) will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Common Per Share Amount (as defined in Section 2.1(b) below);

(ii) Series A Preferred Stock, no par value per share, of Mentorix (the “Mentorix Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Mentorix Series A Preferred Stock held by Parent or Merger Sub or any other Subsidiary of Parent, or by the Mentorix or any Subsidiary of the Mentorix, which shares (the “Series A Preferred Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series A Preferred Per Share Amount (as defined in Section 2.1(b) below);

(iii) Series B Preferred Stock, no par value per share, of Mentorix (the “Mentorix Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Mentorix Series B Preferred Stock held by Parent or Merger Sub or any other Subsidiary of Parent, or by the Mentorix or any Subsidiary of the Mentorix, which shares (the “Series B Preferred Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series B Preferred Per Share Amount (as defined in Section 2.1(b) below);

(iv) Series C Preferred Stock, no par value per share, of Mentorix (the “Mentorix Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Mentorix Series C Preferred Stock held by Parent or Merger Sub or any other Subsidiary of Parent, or by the Mentorix or any Subsidiary of the Mentorix, which shares (the “Series C Preferred Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series C Preferred Per Share Amount (as defined in Section 2.1(b) below); and

(v) Series D Preferred Stock, no par value per share, of Mentorix (the “Mentorix Series D Preferred Stock”; and, together with the Mentorix Series A Preferred Stock, Mentorix Series B Preferred Stock and Mentorix Series C Preferred Stock, the “Mentorix Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Mentorix Series D Preferred Stock held by Parent or Merger Sub or any other Subsidiary of Parent, or by the Mentorix or any Subsidiary of the Mentorix, which shares (the “Series D Preferred Excluded Shares”, collectively with the Common Excluded Shares, Series A Preferred Excluded Shares, Series B Preferred Excluded Shares and Series C Preferred Excluded Shares, the “Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series D Preferred Per Share Amount (as defined in Section 2.1(b) below).

The Mentorix Common Stock and the Mentorix Preferred Stock are sometimes referred to herein as the “Mentorix Capital Stock.” Shares of Mentorix Capital Stock that are actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Shares, are sometimes referred to herein as the “Outstanding Mentorix Shares.”

(b) For purposes of this Agreement, the terms

(i) “Series A Preferred Per Share Amount” means the product of (A) the Merger Consideration multiplied by 4.1393% divided by (B) the number of shares of Mentorix Series A Preferred Stock;

(ii) “Series B Preferred Per Share Amount” means the product of (A) the Merger Consideration multiplied by 14.1345% divided by (B) the number of shares of Mentorix Series B Preferred Stock;

(iii) “Series C Preferred Per Share Amount” means the product of (A) the Merger Consideration multiplied by 17.6681% divided by (B) the number of shares of Mentorix Series C Preferred Stock;

(iv) “Series D Preferred Per Share Amount” means the product of (A) the Merger Consideration multiplied by 12.8799% divided by (B) the number of shares of Mentorix Series D Preferred Stock; and

(v) “Common Per Share Amount” means the product of (A) the Merger Consideration multiplied by 51.1782% divided by (B) the number of shares of Mentorix Common Stock.

(c) At Closing, the Merger Consideration shall be paid as follows: (i) $1,750,000 (the “Indemnity Escrow”) shall be deposited into escrow pursuant to Section 2.2(a) and (ii) the balance shall be paid to the Paying Agent pursuant to Section 2.4. The term “Merger Consideration” means the Initial Merger Consideration less Excess Mentorix Expenses (as defined in Section 8.4). “Initial Merger Consideration” means $28,299,525.

(d) At the Effective Time, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one share of common stock, no par value, of the Surviving Corporation.

(e) All shares of Mentorix Capital Stock that are owned by Mentorix, as treasury stock, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(f) The Series A Preferred Per Share Amount, the Series B Preferred Per Share Amount, the Series C Preferred Per Share Amount, the Series D Preferred Per Share Amount and the Common Per Share Amount shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Mentorix Common Stock), reorganization, recapitalization or other like change with respect to Mentorix Common Stock occurring after the date hereof and prior to the Effective Time.

2.2 Escrow. At Closing, $1,750,000 of the Merger Consideration shall be held in escrow pursuant to the Escrow Agreement in a form reasonably satisfactory to Parent and Mentorix (the “Escrow Agreement”) until April 15, 2004 as non-exclusive source of security for breaches of representations, warranties and covenants and any indemnification claims by Parent pursuant to Article X. The Indemnity Escrow will be withheld from the holders of the Outstanding Mentorix Shares based on the pro rata portion of the Merger Consideration that is payable to each such holder pursuant to Section 2.1 of this Agreement. The exact amount of the Indemnity Escrow held for the account of each Mentorix shareholder will be determined at the Closing by Mentorix in consultation with Parent. The approval of this Agreement by shareholders of Mentorix will also constitute their approval of the Indemnity Escrow and the terms and provisions of the Escrow Agreement, which are integral terms of the Merger.

2.3 Dissenting Shares. Any holder of shares of Mentorix Capital Stock that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who did not vote such shares in favor of the Merger or sign and deliver a written consent thereto with respect to such shares (the shares of Mentorix Capital Stock then outstanding that are not thus voted or as to which such consents are not signed and delivered are referred to as “Dissenting Shares”) will be entitled to exercise dissenters’ rights pursuant to Chapter 13 of the CGCL with respect to such Dissenting Shares provided that such holder meets all of the requirements of the CGCL with respect to such Dissenting Shares, and will not be entitled to receive any portion of the Merger Consideration, unless otherwise provided by the CGCL or agreed in writing by Parent. Mentorix will, after consultation with Parent, give such notices with respect to dissenters’ rights as may be required by the CGCL as soon as practicable.

2.4 Exchange Procedures.

(a) Prior to the Effective Time, Parent shall designate American Stock Transfer & Trust Company or such other bank or trust company mutually acceptable to Parent and Mentorix (the “Paying Agent”) to act as agent for the payment of the Merger Consideration upon surrender of any certificate or instrument representing shares of Mentorix Capital Stock (a “Certificate”), and, at the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in the aggregate amount of the Merger Consideration (less the Indemnity Escrow) for the payment of the Merger Consideration to the former shareholders of Mentorix in accordance with Section 2.1 upon surrender of Certificates held by such shareholders. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be the property of the Parent and turned over to Parent by the Paying Agent.

(b) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a counterpart of the Escrow Agreement, (ii) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) held by such person shall pass, only upon proper delivery of the Certificate(s) to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify), (iii) instructions for use in effecting the surrender of the Certificate(s) in exchange for the Merger Consideration and (iv) such other documentation as may be reasonably required by Parent or the Paying Agent to effect a transfer of such Certificate(s). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such duly executed counterpart of the Escrow Agreement, duly completed and executed letter of transmittal, and such other documents as may reasonably be required by the Parent or the Paying Agent, the holder of such Certificate, subject to Section 2.2, shall promptly receive in exchange therefor in cash, the amount into which the Outstanding Mentorix Shares formerly represented by such Certificate shall have been converted in accordance with Section 2.1, and the Certificate so surrendered shall forthwith be canceled (it being acknowledged that such surrender may occur at the Closing). In the event of a transfer of ownership of shares that is not registered in the stock transfer books of Mentorix, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. The approval of this Agreement by shareholders of Mentorix will also constitute their approval of the terms and provisions of the letter of transmittal. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming same to have been lost, stolen or destroyed and receipt of a customary indemnity, in form reasonably acceptable to Parent, against any claim that would be made against Parent with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof pursuant to this Agreement.

(c) None of Parent, Merger Sub, Mentorix or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.4)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(d) Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Mentorix Capital Stock acquired upon exercise of Mentorix Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Mentorix Capital Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

2.5 No Further Ownership Rights in Mentorix Capital Stock. The Merger and its approval by the shareholders of Mentorix and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Mentorix Capital Stock pursuant to the CGCL, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of Mentorix of Mentorix Capital Stock or exercises of any options, warrants or other rights to acquire Mentorix Capital Stock. Until surrendered to Parent, each certificate representing Outstanding Mentorix Shares will, after the Effective Time, represent only the right to receive a portion of the Merger Consideration as provided for in this Agreement.

2.6 Stock Options. All Mentorix Options (as defined in Section 3.2) that are outstanding immediately prior to the Effective Time and do not expire pursuant to their terms on or before the Closing are specifically identified on Section 3.2 of the Mentorix Disclosure Schedule (as defined below). Parent will not assume any such outstanding Mentorix Options and, on or prior to the Closing, Mentorix will cause all such outstanding Mentorix Options to either be exercised or canceled (by written agreement with each holder of such outstanding Mentorix Option to be canceled).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MENTORIX

Except as set forth in the disclosure schedule of Mentorix dated as of the date hereof and delivered herewith to Parent (the “Mentorix Disclosure Schedule”) which identifies the section and subsection to which each disclosure therein relates (provided, however, that Mentorix will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is clearly apparent and Mentorix has not intentionally omitted any required cross-references), and whether or not the Mentorix Disclosure Schedule is referred to in a specific section or subsection, Mentorix represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Standing and Power; Subsidiaries.

(a) Mentorix is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Mentorix.

As used in this Agreement, “Business Condition” with respect to any Person (as defined below) means the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a “Subsidiary” of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity, and “prospects” means events, conditions, facts or developments that are known to Mentorix and that have an effect on future operations of the business as presently conducted by Mentorix or Mentorix Learning Technologies Private Limited, a corporation organized under the laws of India and a wholly-owned subsidiary of Mentorix (“Mentorix India”), but will exclude the results of any changes that are made at the specific written direction of Parent, that are specifically contemplated herein, or that directly result from this transaction. References to Mentorix in this Agreement shall be deemed to include Mentorix India and any other Subsidiary of Mentorix and references to actions to be taken or not to be taken by Mentorix India shall be deemed to mean that Mentorix will cause Mentorix India to take or not take such action, unless the context specifically requires otherwise. In this Agreement, “Person” means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

(b) Mentorix India is a corporation duly organized and validly existing under the laws of India and is not presently subject to winding up proceedings under Section 433 of the Indian Companies Act, 1956, as amended, has all requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Mentorix or Mentorix India. Other than Mentorix India, Mentorix has no Subsidiaries. Mentorix India has no Subsidiaries.

(c) Mentorix has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents (“Charter Documents”) of Mentorix and Mentorix India, in each case, as amended to the date hereof. The minute books and stock records of Mentorix and Mentorix India, complete and correct copies of which have been delivered to Parent, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of Mentorix and Mentorix India and their respective Board of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of Mentorix’s and Mentorix India’s capital stock. Section 3.1(c) of the Mentorix Disclosure Schedule contains a complete and correct list of the officers and directors of Mentorix and Mentorix India.

(d) Mentorix has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of Mentorix India are owned beneficially and of record by Mentorix (other than 20 nominee shares held by Maurice Haeems and Jay Sitaram) in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever other than statutory liens for Taxes (as defined below) not yet due and payable (and for which adequate accruals or reserves are accruals have been established on the Audited Balance Sheet) and immaterial (individually and in the aggregate) liens, charges, restrictions, claims, encumbrances or assessments that arise in the ordinary course of business (“Liens”); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Mentorix.

3.2 Capital Structure.

(a) The authorized capital stock of Mentorix consists of: 37,000,000 shares of Mentorix Common Stock, of which 18,412,727 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Mentorix; 1,725,000 shares of Mentorix Series A Preferred Stock, of which 1,725,000 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Mentorix; 3,671,745 shares of Mentorix Series B Preferred Stock, of which 3,671,744 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Mentorix; 4,434,589 shares of Mentorix Series C Preferred Stock, of which 4,264,028 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Mentorix and 1,830,858 shares of Mentorix Series D Preferred Stock, of which 1,760,440 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Mentorix. Section 3.2(a) of the Mentorix Disclosure Schedule sets forth all holders of shares of Mentorix Common Stock and/or Mentorix Preferred Stock and the number of shares owned by each such holder. Section 3.2(a) of the Mentorix Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an “Mentorix Option”) to which Mentorix is a party or by which Mentorix may be bound obligating Mentorix to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Mentorix, or obligating Mentorix to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

(b) All outstanding shares of Mentorix Common Stock and Mentorix Preferred Stock are, and any shares of Mentorix Capital Stock issued upon exercise of any outstanding Mentorix Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Mentorix is a party or by which Mentorix may be bound. Mentorix does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of shares of Mentorix Common Stock on any matter (“Mentorix Voting Debt”) or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

(c) The authorized capital stock of Mentorix India consists of: 100,000 shares of Common Stock, INR 10 par value per share (“Mentorix India Common Stock”),

of which 99,910 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Mentorix India. Section 3.2(c) of the Mentorix Disclosure Schedule sets forth all holders of Mentorix India Common Stock and the number of shares owned. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Mentorix India is a party or by which Mentorix India may be bound obligating Mentorix India to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Mentorix India, or obligating Mentorix India to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

(d) All outstanding shares of Mentorix India Common Stock are validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Mentorix India is a party or by which Mentorix India may be bound. Mentorix India does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of shares of Mentorix India Common Stock on any matter (“Mentorix India Voting Debt”) or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

3.3 Authority. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by each of Mentorix and Mentorix India have been duly authorized by all necessary action of the Board of Directors of Mentorix and Mentorix India, as applicable, and if the Closing shall occur, shall have been duly authorized by all necessary action of the shareholders of Mentorix. Certified copies of the resolutions adopted by the Board of Directors of Mentorix and its shareholders and the Board of Directors of Mentorix India approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. Each of Mentorix and Mentorix India has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Mentorix and Mentorix India, as applicable, in accordance with its terms.

3.4 Compliance with Laws and Other Instruments; Non-Contravention. Mentorix holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Mentorix’s Business Condition. There are no material violations or claimed violations known by Mentorix of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Mentorix and Mentorix India, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Mentorix or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation including, without limitation, the Foreign Investment Promotion Board of India, or any Material Contract (as defined below); result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Mentorix; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any Material Contract; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any Material Contract. Section 3.4 of the Mentorix Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Mentorix requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Mentorix Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) along with a description of such notice or consent required as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Mentorix, Mentorix India and the Shareholders or the consummation of the Merger or any other transaction described herein (each such notice or consent, a “Consent”). Except as set forth in Section 3.4 of the Mentorix Disclosure Schedule, no consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a “Consent”) by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) is required by or with respect to Mentorix or Mentorix India in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Mentorix, Mentorix India and the Shareholders or the consummation of the Merger or any other transaction described herein, except for the filing by Mentorix and Merger Sub of the appropriate Merger Documents with the Secretary of State of California and Secretary of State of Delaware.

3.5 Technology and Intellectual Property Rights.

(a) For the purposes of this Agreement, “Mentorix Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(i) (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (B) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) all copyrights and all applications, registrations and renewals in connection therewith, (D) all mask works and all applications, registrations and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (F) all software and firmware (including data, databases and related documentation) other than “off the shelf” third party software and firmware;

(ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(iii) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (i) and (ii) above other than any “off the shelf” third party software or related intellectual property;

that is owned or held by or on behalf of Mentorix or that is being, and/or has been, used, or is currently under development for use, in the business of Mentorix as it has been, is currently or is currently planned to be conducted; provided, however, that “Mentorix Intellectual Property” does not include any intellectual property developed by Mentorix and assigned to one or more of Mentorix’s customers in the course of performing services for its customers. Section 3.5(a) of the Mentorix Disclosure Schedule lists: (i) all patents, trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of Mentorix; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by Mentorix; and (iii) all licenses (in and out), sublicenses and other agreements (other than licenses to third party “off the shelf” software) to which Mentorix is a party and pursuant to which Mentorix or any other Person is authorized to use any of Mentorix Intellectual Property or exercise any rights with respect thereto. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and a brief description of the payment terms (or a summary of any formula or procedure for determining such payment terms).

(b) Each item of Mentorix Intellectual Property is either: (i) owned solely by Mentorix free and clear of any Liens; or (ii) rightfully used and authorized for use by Mentorix and its respective successors pursuant to a valid and enforceable written license. All of Mentorix Intellectual Property that is used by Mentorix pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Section 3.5(b) of the Mentorix Disclosure Schedule. Mentorix has all rights in Mentorix Intellectual Property necessary to carry out Mentorix’s former, current and currently planned future activities, including without limitation (except as noted in Section 3.5(b) of the Mentorix Disclosure Schedule) such rights, if any, as may be necessary to conduct Mentorix’s business as it is currently conducted, to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Mentorix Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(c) Mentorix is not in violation of any license, sublicense or other agreement to which Mentorix is a party or otherwise bound relating to any of Mentorix Intellectual Property or any other third party software or firmware. Except as noted in Section 3.5(c) of the Mentorix Disclosure Schedule, Mentorix is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Mentorix or Parent, as successor to Mentorix, in Mentorix Intellectual Property.

(d) The use of Mentorix Intellectual Property by Mentorix as currently used and as currently proposed to be used does not infringe any other Person’s copyright, trade secret rights, right of privacy, right in personal data, moral right or other intellectual property right. The use by Mentorix of the Mentorix Intellectual Property as currently used and, to the knowledge of Mentorix, as currently proposed to be used, does not infringe any other Person’s, patent, trademark, service mark, trade name, firm name, logo, trade dress or mask work. No claims (i) challenging the validity, enforceability, effectiveness or ownership by Mentorix of any of Mentorix Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Mentorix Intellectual Property by Mentorix, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Mentorix and, to the knowledge of Mentorix, no such claims are threatened by any Person nor does there exist any valid basis for such a claim. To the knowledge of Mentorix, there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of Mentorix Intellectual Property and Mentorix is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person. Mentorix has no granted or issued patents and mask works, no registered trademarks and service marks, and no registered copyrights. To the knowledge of Mentorix, there is no unauthorized use, infringement, or misappropriation of any of Mentorix Intellectual Property by any third party, employee or former employee.

(e) Section 3.5(e) of the Mentorix Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to (including moral rights), Mentorix Intellectual Property. Mentorix has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, Mentorix Intellectual Property owned by Mentorix valid and enforceable written assignments of any such work, invention, improvement or other rights to Mentorix and has provided true and complete copies of such assignments to Parent.

(f) The Merger and other transactions contemplated under this Agreement will not alter, impair or otherwise adversely affect any rights of Mentorix in any Mentorix Intellectual Property in any material respect.

(g) Mentorix has taken commercially reasonable measures to protect the proprietary nature of Mentorix Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Mentorix.

(h) Mentorix Intellectual Property does not include any Publicly Available Software and Mentorix has not used Publicly Available Software in whole or in part in the development of any part of Mentorix Intellectual Property in a manner that may subject Mentorix Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

3.6 Financial Statements; Business Information.

(a) Mentorix has delivered to Parent audited consolidated balance sheets as of August 31, 2003 (the “Audited Balance Sheet”) and December 31, 2002, and audited consolidated statements of income and cash flows for the eight-month period ended August 31, 2003 and for the twelve-month period ended December 31, 2002 (all of such balance sheets and statements of income and cash flows are collectively referred to as the “Financial Statements”). The Financial Statements: (i) are in accordance with the books and records of Mentorix; (ii) present fairly, in all material respects, the financial position of Mentorix as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with US GAAP consistently applied.

(b) All of the accounts, notes and other receivables which are reflected in the Audited Balance Sheet were acquired in the ordinary course of business; and, except to the extent fully reserved against in the Audited Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by Mentorix since the date of the Audited Balance Sheet were acquired in the ordinary course of business and have been collected in full, or are good and collectible, subject to an appropriate reserve determined in a manner consistent with past practices of Mentorix, in the ordinary course of business. Mentorix has not been informed or received notice of any set-off or dispute of such accounts or other receivables. No accounts, notes or other receivables are contingent upon the performance by Mentorix of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

(c) The business information previously prepared by Mentorix and delivered to Parent was prepared in good faith, based on assumptions Mentorix deems reasonable, was prepared for planning purposes, although no assurances are given that Mentorix will achieve the results projected therein.

(d) Each of Mentorix and Mentorix India maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Mentorix and to maintain accountability for Mentorix’s consolidated assets; (iii) access to Mentorix’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Mentorix’s consolidated assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) Except as disclosed in the Audited Balance Sheet or set forth in Section 3.6(e) of the Mentorix Disclosure Schedule, there are no liabilities of Mentorix of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the Audited Balance Sheet, which in the aggregate are not material to Mentorix.

3.7 Taxes.

(a) For purposes of this Agreement, the term “Tax” and “ Taxes” means all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto. “Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof. “Tax Authority” means any governmental authority responsible for the imposition or collection of any Tax. “Treasury Regulations” means the regulations, including proposed regulations and temporary regulations, promulgated by the United States Department of the Treasury under the Code, as amended.

(b) Mentorix and Mentorix India have timely filed all Tax Returns required to be filed (determined without regard to extensions) on or before the date hereof. Mentorix and Mentorix India have paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. Each of Mentorix and Mentorix India has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. All Tax Returns filed by Mentorix and Mentorix India were complete and correct in all respects. Neither Mentorix nor Mentorix India has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Mentorix and Mentorix India have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any of Mentorix’s or Mentorix India’s assets, other than Liens for ad valorem Taxes not yet due and payable.

(c) None of the Tax Returns filed by Mentorix or Mentorix India or Taxes payable by Mentorix or Mentorix India have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or expected by Mentorix or any director or officer (or employee responsible for Tax matters) of Mentorix or Mentorix India.

(d) Neither Mentorix nor Mentorix India is currently the beneficiary of any extension of time within which to file any Tax Return, and neither Mentorix nor Mentorix India has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting Mentorix or Mentorix India, as of the date hereof, are fully and properly set forth in the Financial Statements or in Section 3.7(d) of the Mentorix Disclosure Schedule.

(e) Neither Mentorix nor Mentorix India is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of Mentorix or Mentorix India is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(f) Neither Mentorix nor Mentorix India is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither Mentorix nor Mentorix India has ever filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations, and Section 341(f)(2) does not apply to any of Mentorix’s or Mentorix India’s assets. Neither Mentorix nor Mentorix India is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Mentorix nor Mentorix India owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither Mentorix nor Mentorix India has ever been either a “controlled corporation “ or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Neither Mentorix nor Mentorix India has net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither Mentorix nor Mentorix India has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Neither Mentorix nor Mentorix India has participated in an international boycott as defined in Section 999 of the Code. Neither Mentorix nor Mentorix India has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. Neither Mentorix, nor Mentorix India owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(g) Neither Mentorix nor Mentorix India is a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). Neither Mentorix nor Mentorix India has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is Mentorix), and neither Mentorix nor Mentorix India has any liability for the Taxes of any Person (other than Mentorix) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(h) The unpaid Taxes of Mentorix and Mentorix India did not, as of the date of the Audited Balance Sheet, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Audited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of Mentorix and Mentorix India in filing Tax Returns. Neither Mentorix nor Mentorix India will incur any liability for Taxes from the date of the Audited Balance Sheet through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice. Neither Mentorix nor Mentorix India will incur any Taxes as a result of the transactions contemplated by this Agreement.

(i) Section 3.7(i) of the Mentorix Disclosure Schedule hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Mentorix or Mentorix India. No claim has ever been made by a Tax Authority in a jurisdiction where Mentorix or Mentorix India does not file Tax Returns that Mentorix or Mentorix India is or may be subject to Tax in that jurisdiction. Neither Mentorix nor Mentorix India has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(j) Section 3.7(j) of the Mentorix Disclosure Schedule hereto lists all Tax Returns filed with respect to any of Mentorix and Mentorix India for taxable periods ended on or after December, 1999. Mentorix has delivered to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Mentorix or Mentorix India since December, 1999.

(k) Since the date of the Audited Balance Sheet, except as reflected in Schedule 3.7(k) of the Mentorix Disclosure Schedule, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by Mentorix or Mentorix India.

3.8 Absence of Certain Changes and Events. From the Audited Balance Sheet Date, there has not been:

(a) Any transaction involving more than $20,000 entered into by Mentorix other than in the ordinary course of business; any change (or any development or combination of developments which could reasonably be expected to result in such a change) in Mentorix’s Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and could not reasonably be expected to be materially adverse to Mentorix’s Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Mentorix due to fire or other casualty or other loss, not insured, amounting to more than $50,000 in the aggregate;

(b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Mentorix or Mentorix India, or any repurchase, redemption, retirement or other acquisition by Mentorix or Mentorix India of any outstanding shares of capital stock, any Mentorix Option or Mentorix India Option, or other securities of, or other equity or ownership interests in, Mentorix or Mentorix India, as the case may be;

(c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the date of the Audited Balance Sheet in the ordinary course of business and consistent with past practice (“ordinary course of business”);

(d) Any change in the Charter Documents of Mentorix or Mentorix India or any amendment of any term of any outstanding security of Mentorix or Mentorix India;

(e) Any incurrence, assumption or guarantee by Mentorix of any indebtedness for borrowed money;

(f) Any creation or assumption by Mentorix of any Lien on any asset;

(g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

(h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

(i) Any material transaction or commitment made, or any material contract or agreement entered into, by Mentorix relating to its assets or business (including the acquisition or disposition of any assets) not in the ordinary course or any relinquishment by Mentorix of any contract or other right;

(j) Any (A) grant of any severance or termination pay to any director, officer or employee of Mentorix, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Mentorix, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Mentorix or (E) change in the payment or accrual policy with respect to any of the foregoing;

(k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Mentorix, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Mentorix, or any employee terminations and/or layoffs, and Mentorix has preserved intact and kept available the services of present employees, in each case in accordance with past practices;

(l) Any notes or accounts receivable or portions thereof written off or required to be written off by Mentorix as uncollectible in an aggregate amount exceeding $5,000 other than as set forth on Section 3.8(l) of the Mentorix Disclosure Schedule;

(m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Mentorix or Mentorix India is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Mentorix or Mentorix India or phantom stock interest in Mentorix or Mentorix India;

(o) Any cancellation of any debts or claims, or waiver of any rights of substantial value, in an aggregate amount exceeding $5,000;

(p) Any sale, assignment or transfer of any Mentorix Intellectual Property, including licenses therefor;

(q) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $5,000;

(r) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Mentorix or any of its corporate officers or directors, or any “affiliate” or “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) of any such Person, has any direct or indirect ownership interests;

(s) Any change in any method of financial accounting or accounting practice; or

(t) Any agreement undertaking or commitment to do any of the foregoing.

3.9 Leases. Section 3.9 of the Mentorix Disclosure Schedule sets forth a true an complete list and brief description of each parcel of leased, loaned or rented real property of Mentorix, or in which Mentorix has any other right, title or interest, together with a description of all buildings and material fixtures and improvements erected thereon. All real property leases and subleases, including all amendments and other agreements related thereto, as to which Mentorix is a party are listed in Section 3.9 of the Mentorix Disclosure Schedule. Such leases are valid, in full force and effect and enforceable, and there are no existing defaults on the part of Mentorix, and Mentorix has not received or given notice of default or claimed default with respect to any lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Mentorix thereunder, and Mentorix does not know of any event that with notice or the lapse of time, or both, would constitute a default on the part any other party thereunder. Such leases constitute the entire understanding relating to Mentorix’s use and occupancy of the leased premises. True and complete copies of such leases and subleases, including all amendments and other agreements related thereto, have been provided to Parent. All rent and other charges currently due and payable under such leases have been paid. Mentorix is the holder of the lessee’s interest under the leases with respect to its leased real property and has not assigned such leases nor subleased all or any portion of the premises leased thereunder. Mentorix has not made any alterations, additions or improvements to the premises leased under such leases that are required to be removed (or of which lessor could require removal) at the termination of the respective lease terms.

3.10 Personal Property; Real Estate.

(a) Mentorix has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Audited Balance Sheet or used in Mentorix’s business, except for acquisitions and dispositions since the date of the Audited Balance Sheet in the ordinary course of business. Section 3.10(a) of the Mentorix Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $5,000 or more, which are used by Mentorix in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by Mentorix in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

(b) Mentorix does not own any real property.

(c) To the knowledge of Mentorix, the real property described in Section 3.9 of the Mentorix Disclosure Schedule and the improvements located thereon are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code or any other applicable U.S. or foreign law, statute, ordinance or regulation and there is no use or occupancy restriction or condemnation proceeding pending or threatened against Mentorix.

3.11 Certain Transactions. Except for (a) relationships with Mentorix as an officer, director, or employee thereof (and compensation by Mentorix in consideration of such services) and (b) relationships with Mentorix as shareholders or option holders therein, none of the directors, officers, or Shareholders of Mentorix, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Mentorix, in which the amount involved exceeds $20,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Mentorix’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Mentorix, or any supplier, distributor, or customer of Mentorix, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

3.12 Litigation and Other Proceedings. Except as set forth on Section 3.12 of the Mentorix Disclosure Schedule, there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Mentorix, threatened against Mentorix or its properties and assets before any court or arbitrator or any Governmental Entity. Mentorix is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Mentorix’s Business Condition.

3.13 No Defaults. Mentorix is not, nor has Mentorix received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Mentorix; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Mentorix is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Mentorix.

3.14 Major Contracts. Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Section 3.14 of the Mentorix Disclosure Schedule, as of the date of this Agreement, Mentorix is not a party to or subject to:

(a) Any union contract, co-employment contract, or any employment contract or arrangement (other than “at-will” employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

(b) Any plan or contract or arrangement, written or oral, providing for salary increases, bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

(c) Any partnership or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

(d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $5,000 or pursuant to which Mentorix has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

(e) Any lease for real property, and any lease for personal property in which the amount of payments which Mentorix is required to make on an annual basis exceeds $5,000;

(f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

(g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $5,000 or more;

(h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications) or any lease, technology transfer, franchise or other agreement in respect of any Mentorix Intellectual Property or other property owned or used by Mentorix;

(i) Any contract or agreement containing covenants purporting to limit Mentorix’s freedom (A) to compete in any line of business in any geographic area or (B) to solicit or hire any Persons; or

(j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, not made in the ordinary course of business or involving the payment or receipt by Mentorix of more than $5,000 in the aggregate.

All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Mentorix Disclosure Schedule pursuant to this Section 3.14 (each a “Material Contract”) are valid and in full force and effect and Mentorix has not, nor, to the knowledge of Mentorix, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. True and complete copies of each Material Contract, including all amendments and agreements related thereto, have been provided by Parent. Since the date of the Audited Balance Sheet, Mentorix has not amended, modified or terminated the terms of any Material Contract unless such amendment, modification or termination was in the ordinary course of business and Mentorix has provided Parent with written notification of such.

3.15 Material Reductions. To the knowledge of Mentorix, except as set forth on Section 3.15 of the Mentorix Disclosure Schedule, none of the parties to any of the Material Contracts have terminated, or in any way expressed to Mentorix an intent to reduce or terminate the amount of its business with Mentorix in the future.

3.16 Banking Facilities. Section 3.16 of the Mentorix Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which Mentorix has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

3.17 Employees and Labor Matters.

(a) Section 3.17(a) of the Mentorix Disclosure Schedule sets forth, with respect to each employee of Mentorix (for purposes of this Agreement, “employee of Mentorix” and “employees of Mentorix” shall also mean and include any individual co-employed by Mentorix with Administaff, Inc. (“Administaff”) as co-employer) (including any employee of Mentorix who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by Mentorix, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other forms of compensation and which shall in aggregate detail the all inclusive total cost to Mentorix for each employee; (iv) each current benefit plan in which such employee participates or is eligible to participate (whether sponsored by Mentorix or Administaff); (v) whether Mentorix is a party to an employment agreement with such employee (whether or not in writing ); and (vi) any governmental authorization that is held by such employee and that is used in connection with Mentorix’s business. Except as disclosed in Section 3.17(a) of the Mentorix Disclosure Schedule, the employment of each of the employees of Mentorix is terminable by Mentorix at will.

(b) Section 3.17(b) of the Mentorix Disclosure Schedule lists all Persons who are currently performing services for Mentorix who are classified as “consultants” or

“independent contractors,” the compensation of each such Person and whether Mentorix is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Section 3.17(b) of the Mentorix Disclosure Schedule and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Parent. All Persons engaged by Mentorix as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws except for such violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Mentorix.

(c) Mentorix is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract. There has never been any lockout, strike, slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Mentorix or any of their employees. None of the employees of Mentorix are “workmen” as defined in Section 2(s) of the Industrial Disputes Act, 1947, of India and no notice or other consultation with any trade union in India is required as to any employee of Mentorix in India as a result of the Merger and the other transactions contemplated hereby.

(d) Section 3.17(d) of the Mentorix Disclosure Schedule lists all current employee manuals and handbooks, employment policy statements, employment agreements disclosed in Section 3.17(a)(v) above, and other materials relating to the employment of the current employees of Mentorix. Mentorix has delivered to Parent complete copies of all such documents.

(e) Except as disclosed in Section 3.17(e) of the Mentorix Disclosure Schedule, (i) none of the employees of Mentorix has notified or otherwise indicated to Mentorix that he or she intends to terminate his or her employment with Mentorix, or not to accept employment with Parent; (ii) Mentorix do not have a present intention to terminate the employment of any employee; (iii) to knowledge of Mentorix, no employee of Mentorix has since June 1, 2003 received an offer of an employment from any other Person; (iv) all employees of Mentorix have executed Mentorix’s form Proprietary Information Agreement or Nondisclosure Agreement; (v) no employee of Mentorix is a party to or is bound by any employment contract or agreement, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of Mentorix; (vi) to the knowledge of Mentorix, no employee of Mentorix is in violation of any term of any employment contract or agreement, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by Mentorix; (vii) Mentorix is not and never has been engaged in any dispute or litigation with an employee or former employee regarding Mentorix Intellectual Property matters; (viii) neither Mentorix or Parent would be subject to any cost or liability with respect to any employee whose employment with Administaff is terminated and the employee is hired directly by Mentorix, the Surviving Corporation or Parent and (ix) Mentorix may terminate its co-

employment arrangement and related contracts with Administaff at any time with cost or liability (other than costs related to prior services).

(f) Except as disclosed in Section 3.17(f) of the Mentorix Disclosure Schedule, (i) Mentorix does not have an established severance pay practice or policy; (ii) no employee of Mentorix is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Mentorix, Administaff or Parent (other than accrued salary, vacation, or other paid time off in accordance with the policies of Mentorix and/or Administaff) as a result of or in connection with the transactions contemplated by this Agreement or any of the other agreements entered into in connection with this Agreement and the Merger or as a result of any termination by Mentorix and/or Administaff on, or by Parent or the Surviving Corporation after, the Closing of any Person employed by Mentorix on or prior to the Closing Date.

(g) Mentorix and Administaff (with respect to employees co-employed with Mentorix) is in compliance with all currently applicable laws (whether U.S. or foreign) respecting employment and employment practices, terms and conditions of employment and wages and hours except for such violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Mentorix. Mentorix is not engaged, and to knowledge of Mentorix has never engaged, in any unfair labor practice of any nature. The employees of Mentorix have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state or foreign law. Neither Mentorix nor Administaff (with respect to employees co-employed with Mentorix) has failed to pay any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(h) Except as disclosed in Section 3.17(h) of the Mentorix Disclosure Schedule, Mentorix, and each employee of Mentorix, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of Mentorix is scheduled expire during the six-month period following the date of this Agreement.

3.18 Employee Benefit Plans. Each Plan (as defined below) covering active, former, or retired employees of Mentorix is listed in Section 3.18 of the Mentorix Disclosure Schedule. Mentorix shall designate for each such Plan the Plan sponsor and whether the Plan is a multiple employer plan. “Plan” means any employee benefit plan as defined in ERISA (as defined below) or other applicable foreign law and will also include any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Mentorix has made available to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, insurance contract or service agreement. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Mentorix has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. Any Plan intended to comply with section 401(k) of the Code is in compliance with all applicable coverage, participation and nondiscrimination requirements under Code sections 401(k), 401(m), 410, 401(a) and regulations thereunder. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. To the knowledge of Mentorix, there are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither Mentorix nor any entity which is considered one employer with Mentorix under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Mentorix to amend or terminate any Plan sponsored by Mentorix or to immediately terminate participation in any Plan sponsored by Administaff without incurring any liability thereunder. With respect to any Plan providing retirement benefits, including but not limited to a 401(k) plan, there are no restrictions on the ability of employees of Mentorix to receive a distribution from any such Plan, whether sponsored by Mentorix or Administaff, immediately after Mentorix has terminated participation in such Plan. Mentorix has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Mentorix or Administaff relating to, or change in employee participation or coverage under, any Plan. Neither Mentorix nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Mentorix other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

3.19 Plan Payments. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby,

nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Mentorix (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Mentorix under any Plan, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.20 Guarantees and Suretyships. Mentorix has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and Mentorix has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

3.21 Brokers and Finders. Neither Mentorix nor any of the Shareholders has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Mentorix owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

3.22 Certain Payments. Neither Mentorix, nor to the knowledge of Mentorix, any Person acting on behalf of Mentorix has, directly or indirectly, on behalf of or with respect to Mentorix: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Mentorix, (iv) created or used any “off-book” bank or cash account or “slush fund,” or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

3.23 Environmental Matters. To the knowledge of Mentorix, it has complied with all foreign and U.S. federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”); Mentorix has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; (iii) to the knowledge of Mentorix, there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by Mentorix; (iv) Mentorix has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Mentorix; and (v) there are no “Environmental Liabilities”. For purposes of this Agreement, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to Mentorix’s operations or activities, or any real property at any time owned, operated or leased by Mentorix, or any shareholder’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

3.24 Enforceability of Contracts, etc.

(a) No Person that is a party to any contract, agreement, commitment or plan to which Mentorix is a party has a valid defense, on account of non-performance or malfeasance by Mentorix, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such party in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

(b) Neither Mentorix, nor, to the knowledge of Mentorix, any other Person, is in breach or violation of, or default under, any Material Contract, and no event or action has occurred, is pending, or, to the knowledge of Mentorix, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by Mentorix or, to the knowledge of Mentorix, any other Person, under any Material Contract.

3.25 Information Statement. Any information regarding Mentorix (including any information regarding Mentorix’s officers, directors and shareholders) sent to the shareholders of Mentorix in connection with the consideration and approval of the Merger and the this Agreement will not, on the date such information is first mailed to the shareholders of Mentorix and at the time of the execution and delivery of any written consent of the shareholders of Mentorix, and at the Effective Time, contain any statement regarding Mentorix that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding Mentorix necessary in order to make the statements made therein regarding Mentorix not false or misleading in any material respect.

3.26 Insurance. Section 3.26 of the Mentorix Disclosure Schedule lists all of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Mentorix. Mentorix has furnished to Parent true and complete copies of all insurance policies and fidelity bonds listed in Section 3.26 of the Mentorix Disclosure. There is no claim by Mentorix pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Mentorix is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2002 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Mentorix. Mentorix does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

3.27 Compliance with Laws; Permits.

(a) Mentorix is not in violation of, or since January 1, 2000 has not violated, any applicable provisions of any U.S. or foreign laws, statutes, ordinances or regulations except for such violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Mentorix.

(b) Section 3.27 of the Mentorix Disclosure correctly describes each governmental license, permit, concession or franchise (a “Permit”) material to the business of Mentorix, together with the name of the governmental agency or entity issuing such Permit. Such Permits are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

3.28 Disclosure. Neither the representations or warranties made by Mentorix, Mentorix India or the Shareholders in this Agreement, nor the Mentorix Disclosure Schedule or any other certificate executed and delivered by Mentorix, Mentorix India or the Shareholders pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

3.29 Reliance. The foregoing representations and warranties are made by Mentorix and Mentorix India with the knowledge and expectation that Parent and Merger Sub are placing reliance thereon.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Each Shareholder severally represents and warrants to Parent and Merger Sub as follows:

(a) Subject to applicable community property laws, such Mentorix Shareholder is the lawful owner of the shares of Mentorix Capital Stock to be exchanged for the Merger Consideration pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such shares of Mentorix Capital Stock, free of all Liens.

(b) Such Shareholder has, and on the Closing Date will have, full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of Mentorix Capital Stock owned by him, her or it in the manner provided herein. Such Shareholder has duly and validly executed this Agreement and has, or prior to the Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Shareholder in accordance with its terms.

(c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Shareholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Shareholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Shareholder is a party or by which such Shareholder or property of such Shareholder is bound, and will not constitute a violation on the part of such Shareholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Shareholder or property of such Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule of Parent dated as of the date hereof and delivered herewith to Mentorix (the “Parent Disclosure Schedule”) which identifies the section and subsection to which each disclosure therein relates (provided, however, that Parent will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is clearly apparent and Parent has not intentionally omitted any required cross-references), and whether or not the Parent Disclosure Schedule is referred to in a specific section or subsection, Parent and Merger Sub jointly and severally represent and warrant to Mentorix as follows:

5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

5.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub have been duly authorized by all necessary action of the Boards of Directors of Parent and Merger Sub and the shareholder of Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Parent and Merger Sub and Parent as sole shareholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Mentorix. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms.

5.3 Non-Contravention. Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation binding upon or applicable to Parent or Merger Sub.

5.4 Litigation. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of Parent, investigation pending or as to which Parent or any of its subsidiaries has received any notice of assertion that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger.

ARTICLE VI

COVENANTS OF MENTORIX

During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Mentorix and the Shareholders agree (except as expressly contemplated by this Agreement or otherwise permitted with Parent’s prior written consent):

6.1 Conduct of Business in Ordinary Course. Each of Mentorix and Mentorix India will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. Mentorix will confer on a regular and frequent basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Mentorix and

Mentorix India. The foregoing notwithstanding, neither Mentorix nor Mentorix India will:

(a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $5,000;

(b) grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of Mentorix or Mentorix India;

(c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of Mentorix or Mentorix India;

(d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Mentorix or Mentorix India;

(e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Mentorix in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Mentorix’s or Mentorix India’s business provided that Mentorix consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

(f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Mentorix’s or Mentorix India’s products or services in a manner adverse to Mentorix or Mentorix India;

(g) take any action which would make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

(h) agree in writing or otherwise to take any of the foregoing actions; or

(i) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Parent.

6.2 Dividends, Issuance of, or Changes in Securities. Neither Mentorix nor Mentorix India will: (i) declare or pay any dividends on or make other distributions to its shareholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Mentorix Voting Debt, Mentorix India Voting Debt, or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Mentorix to issue any such shares, Mentorix Voting Debt, Mentorix India Voting Debt or other convertible securities except as any of the foregoing is required by the exercise of outstanding Mentorix Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Mentorix or Mentorix India, as applicable, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing.

6.3 Governing Documents. Except as contemplated in Section 6.3 of the Mentorix Disclosure Schedule, neither Mentorix nor Mentorix India will amend its Charter Documents.

6.4 No Acquisitions. Neither Mentorix nor Mentorix India will authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of assets or securities.

6.5 No Dispositions. Neither Mentorix nor Mentorix India will sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

6.6 Indebtedness. Neither Mentorix nor Mentorix India will incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

6.7 Compensation. Neither Mentorix nor Mentorix India will adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. Neither Mentorix nor Mentorix India will enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which Mentorix or Mentorix India, as the case may be, is obligated under arrangements existing prior to the date of the Audited Balance Sheet to which Mentorix or Mentorix India, as the case may be, is a party and which have been disclosed in the Mentorix Disclosure Schedule.

6.8 Claims. Neither Mentorix nor Mentorix India will settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

6.9 Access to Properties and Records. Subject to contractual and other obligations, each of Mentorix and Mentorix India will give Parent and its representatives full access during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of Mentorix, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, will provide Parent with such financial, technical and operating data and other information pertaining to its business as Parent may request and will instruct its employees, counsel and financial advisors to cooperate with Parent in its investigation of Mentorix and Mentorix India. With Mentorix’s prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with Mentorix personnel to make appropriate inquiries of third parties in the course of its investigation.

6.10 Breach of Representations and Warranties. Neither Mentorix nor Mentorix India will take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Mentorix will give detailed notice thereof to Parent and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

6.11 Tax Returns. Mentorix will promptly provide or make available to Parent copies of all tax returns, reports and information statements that have been filed or are filed prior to the Closing Date by Mentorix or Mentorix India.

6.12 Shareholder Approval. Each of the Shareholders agrees to vote all of such Shareholder’s shares of Mentorix Capital Stock for the approval of this Agreement and the appropriate Merger Documents as required by the CGCL.

6.13 Preparation of Disclosure and Solicitation Materials. As promptly as practicable after the execution of this Agreement, Mentorix will promptly submit to its shareholders, information and documents relating to Mentorix, its business or operations, Parent, its business or operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to Parent and Mentorix, to satisfy all requirements applicable to Mentorix of applicable state and federal securities laws and the CGCL. Mentorix will promptly set a record date, give notice of a special meeting, solicit consents and/or give notices to holders of Dissenting Shares so as to facilitate the Closing of the Merger as of the earliest practicable date.

6.14 Exclusivity; Acquisition Proposals. Unless and until this Agreement will have been terminated by either party pursuant to Article XI hereof and thereafter subject to Section 11.5, neither Mentorix, Mentorix India nor any of the Shareholders will (and each will use its reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees:

(i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Mentorix’s or Mentorix India’s business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Parent or its representatives concerning Mentorix’s business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Mentorix or Mentorix India is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Mentorix will promptly notify Parent of such contact and the identity of the party so contacting Mentorix or Mentorix India, as the case may be.

6.15 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Mentorix will promptly advise and consult with Parent regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning Mentorix covered by the representations, warranties and covenants of Mentorix, Mentorix India and the Shareholders contained in this Agreement.

6.16 Reasonable Best Efforts. Mentorix, Mentorix India and each of the Shareholders will use their reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

6.17 Insurance. Mentorix will use its reasonable best efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the Mentorix Disclosure Schedule, and Mentorix will promptly notify Parent in writing of any changes in such insurance coverage occurring prior to the Effective Time.

6.18 Resignations. Mentorix will deliver to Parent the resignations of all officers and directors of Mentorix and Mentorix India from their positions as officers and directors (but not employees) of Mentorix and Mentorix India, as applicable, at or prior to the Closing Date, unless otherwise specified by Parent.

ARTICLE VII

COVENANTS OF PARENT

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent and Merger Sub agree (except as expressly contemplated by this Agreement or with Mentorix’s prior written consent):

7.1 Breach of Representations and Warranties. Neither Parent nor Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article V or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed notice thereof to Mentorix and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

7.2 Consents. Parent will promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

7.3 Reasonable Best Efforts. Each of Parent and Merger Sub will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

7.4 Officers and Directors. Parent agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of Mentorix with respect to actions taken in their capacities as directors or officers of Mentorix prior to the Effective Time as provided in the Charter Documents of Mentorix and any applicable indemnification agreements (copies of which have been provided to Parent) will survive the Merger and continue in full force and effect following the Effective Time and the obligations related thereto will be assumed by Parent. Notwithstanding the foregoing the provisions of such Charter Documents or agreements will have no effect on the obligations of any shareholders of Mentorix pursuant to Article X of this Agreement or the Escrow Agreement.

7.5 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Parent will promptly advise and consult with Mentorix regarding any and all material adverse change to the representations, warranties and covenants of Parent and Merger Sub contained in this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

In addition to the foregoing, Parent, Merger Sub, Mentorix and the Shareholders each agree to take the following actions after the execution of this Agreement.

8.1 Intentionally Omitted.

8.2 Legal Conditions to the Merger. Each of Parent, Merger Sub, Mentorix, Mentorix India and the Shareholders will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, Merger Sub, Mentorix, Mentorix India and the Shareholders will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Mentorix, Mentorix India, Merger Sub, or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

8.3 Employee Benefits. Nothing contained herein will be considered as requiring Mentorix, the Surviving Corporation or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with Mentorix or Mentorix India or employment with Parent or the Surviving Corporation is not offered or implied for any other employees of Mentorix or Mentorix India and any continuation of employment with Mentorix or the Surviving Corporation after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

8.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; provided, however, that any expenses incurred by Mentorix and Mentorix India in excess of $50,000 (such excess expenses, the “Excess Mentorix Expenses”) shall be borne by the Shareholders; provided, further, that Mentorix and Mentorix India will provide Parent at the Closing with final invoices from all organizations providing any such investment banking, legal and accounting services in a form reasonably acceptable to Parent; and provided, further, that the provisions of this Section 8.4 shall not be construed to relieve a party from liability resulting from such party’s breach of this Agreement.

8.5 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Mentorix, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

8.6 Public Announcements. Neither Parent, Mentorix, Mentorix India nor any of the Shareholders will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto or except as Parent or Hexaware Technologies Ltd. determines to be required by applicable law or governmental or stock exchange regulation) without the prior written agreement of Parent and Mentorix.

8.7 Confidentiality. Mentorix and Parent have entered into a Mutual Nondisclosure Agreement dated July 16, 2003 concerning each party’s obligations to protect the confidential information of the other party. Mentorix and Parent each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article XI hereof, Parent will, and will cause its accountants, counsel and other representatives to deliver to Mentorix all documents and other material, and all copies thereof, obtained by Parent or on its behalf from Mentorix in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article XI hereof, Mentorix will, and will cause its accountants, counsel and other representatives to, deliver to Parent all documents and other material, and all copies thereof, obtained by Mentorix or on its behalf or by a Shareholder from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. Neither the Mutual Nondisclosure Agreement, this Section 8.7 nor any other confidentiality provision of this Agreement shall apply to information related to the tax treatment or the tax structure of the transactions contemplated by this Agreement; provided that for this purpose, “tax treatment” is the U.S. federal income tax treatment of such transactions and “tax structure” is limited to any facts relevant to such tax treatment and does not include information relating to the identity of the parties.

8.8 Tax Covenants.

(a) Parent, Mentorix and Mentorix India and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of Mentorix and Mentorix India and any audit, litigation or other proceeding with respect to Taxes of Mentorix and Mentorix India. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Mentorix and Mentorix India and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to Mentorix and Mentorix India relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by either Parent or the Shareholders, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Mentorix and Mentorix India or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(b) Parent, Mentorix and Mentorix India and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(c) Any transfer, documentary, sales, use, stamp or other similar Taxes and recording and filing fees incurred in connection with the transactions contemplated by this Agreement shall be borne and paid equally by Parent and the Shareholders, and the Shareholders shall promptly reimburse Parent or Merger Sub for any such amounts of the Shareholders paid by Parent, Merger Sub or Mentorix.

(d) Prior to the Closing Date, Mentorix shall have delivered to Parent a clearance certificate or similar document(s) which may be required by any Tax Authority to relieve Parent and Merger Sub of (i) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (ii) any liability for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

(e) Mentorix or Mentorix India, as applicable, shall withhold all amounts required to be withheld with respect to the exercise of outstanding Mentorix Options pursuant to Section 2.6, assuming for this purpose that the fair market value of the Mentorix Common Stock received pursuant to the exercise of such options is equal to the maximum aggregate consideration payable with respect to such Mentorix Common Stock pursuant to this Agreement, calculated as if no amounts were placed in the Indemnity Escrow.

(f) Parent shall not make an election described in Section 338(g) of the Code in respect of any of the transactions contemplated by this Agreement without the consent of the Shareholder Representatives.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Merger Documents with the Secretary of State of California and the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.

(b) No Restraints. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

9.2 Conditions of Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

(a) Representations and Warranties of Mentorix and the Shareholders.

(i) The representations and warranties of Mentorix, Mentorix India and the Shareholders set forth in this Agreement will be true and correct in all material respects (other than representations and warranties subject to “materiality” or “material adverse effect” qualifiers, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (A) as otherwise contemplated by this Agreement, (B) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent and (C) for representations and warranties specifically limited to an earlier date(s). Parent will have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer (or the principal financial officer if no Chief Financial Officer) of Mentorix to such effect on the Closing Date. Except as provided in paragraph (ii) below, the failure of such representations and warranties to be true and correct as of the Closing Date shall not be a condition of the obligation of Parent and Merger Sub to effect the Merger and the transaction contemplated by this Agreement; provided, however, that Parent and Merger Sub shall be entitled to seek indemnification under Article X for such representations and warranties that are not true and correct in all material respects as of the Closing Date in accordance with the first sentence of this Section 9.2(a)(i) if the Closing shall have occurred.

(ii) Notwithstanding the foregoing paragraph (i), with respect to the representations and warranties set forth in Sections 3.5, 3.6, 3.8, 3.12 and 3.15 of this Agreement, such representations and warranties shall be deemed to be not true and correct in all material respects as of the Closing Date only if, since the date of this Agreement: (A) representations and warranties set forth in any such single Section have been breached, or claims for breaches thereof have arisen, in amounts in excess of $250,000 in the aggregate; (B) representations and warranties set forth in all such Sections have been breached, or claims for breaches thereof have arisen, in amounts in excess of $500,000 in the aggregate; or (C) there is any action, suit or proceeding pending or threatened against Mentorix or its properties and assets involving any customer of Mentorix who in the aggregate accounted for more than $500,000 of Mentorix revenues for the eight-month period ended August 31, 2003. After the Closing Date, Parent shall be entitled to seek indemnification in accordance with Article X for any breaches, or claims for breaches, of such representations and warranties set forth in Sections 3.5, 3.6, 3.8, 3.12 and 3.15 of this Agreement arising after the date hereof and on or prior to the Closing Date and the Deductible Amount (as defined below) shall not apply with respect to any such indemnification claims. Furthermore, Article X shall continue to govern the breach of any representations and warranties set forth in the aforementioned Sections at any time other than between the date hereof and immediately prior to the Closing Date.

(b) Performance of Obligations of Mentorix and the Shareholders. Mentorix, Mentorix India and the Shareholders will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent, and Parent will have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer (or the principal financial officer if no Chief Financial Officer) of Mentorix to such effect on the Closing Date.

(c) Tax Certificate. Mentorix shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

(d) Termination of 401k Plan. The Mentorix Board of Directors will have passed and not rescinded resolutions, and taken all other actions necessary, satisfactory to Parent’s counsel effectively terminating all rights and obligations of Mentorix to sponsor or participate in any 401(k) Plan arrangement, including, without limitation, any 401(k) Plan sponsored or offered by Administaff, immediately prior to the Closing.

(e) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub, Mentorix or Mentorix India as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Parent’s ownership or operation of all or any portion of Mentorix’s or Mentorix India’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Mentorix’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent’s ability to receive the anticipated benefits of the Merger.

(f) Opinion of Counsel. Parent will have received an opinion dated as of the Closing Date of Orrick, Herrington & Sutcliffe LLP, counsel to Mentorix, in a form reasonably satisfactory to Parent.

(g) Termination of Employment Agreements. The employment agreements and severance arrangements with each of Maurice Haeems and Jay Sitaram set forth in Section 3.17 of the Mentorix Disclosure Schedule will have been terminated as of the Closing.

(h) Termination of Certain Agreements and Rights. The Series C Preferred and Series D Preferred Stock Purchase Agreement of Mentorix dated as of September 21, 2000, the Series B Preferred Stock Purchase Agreement of Mentorix dated as of December 9, 1999, the Series A Preferred Stock Purchase Agreement of Mentorix dated as of October 4, 1999, the Investors’ Rights Agreement of Mentorix dated as of September 21, 2000 and any other registration rights, rights of refusal, voting rights, information rights, rights to any liquidation preference or redemption rights relating to any security of Mentorix will have been terminated as of the Closing.

(j) Shareholder Approvals. This Agreement and the Merger will have been approved by shareholders of Mentorix holding at least ninety-five percent (95%) of the voting power of the Outstanding Mentorix Shares, which such approval shall include the separate approval of a majority of the outstanding shares of each series of Mentorix Preferred Stock. Any Parachute Payments will have been approved by the percentage of holders of the Outstanding Mentorix Shares as required by law (as reasonably interpreted by counsel for Parent).

(k) Corporate Proceedings Satisfactory. All corporate and other proceedings to be taken by Mentorix in connection with the transactions contemplated hereby and all documents incident thereto will be reasonably satisfactory in form and substance to Parent and its counsel, and Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

9.3 Conditions of Obligation of Mentorix. The obligation of Mentorix and the Shareholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by Mentorix and the Shareholders:

(a) Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all material respects (other than representations and warranties subject to “materiality” or “material adverse effect” qualifiers, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Mentorix will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Mentorix will have received a certificate signed on behalf of Parent by officers of Parent to such effect.

(c) Opinion of Parent’s Counsel. Mentorix and the Shareholders will have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, in a form reasonably satisfactory to Mentorix.

(d) Shareholder Approval. This Agreement and the Merger will have been approved and adopted by the requisite vote of the shareholders of Mentorix, as required by the CGCL and Mentorix’s Charter Documents; provided, however, that the inclusion of this condition will not be construed in any way as excusing any of the Shareholders from fulfilling their covenant in Section 6.12.

(e) Escrow Agreement. Each of Parent and escrow agent shall have duly executed and delivered the Escrow Agreement.

(f) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Mentorix or the Shareholders as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any shareholder of Mentorix in the transactions contemplated by this Agreement.

(g) Paying Agreement. Each of Parent and Paying Agent shall have duly executed and delivered an exchange agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification Relating to Agreement. Subject to Sections 10.3 and 10.5, the Shareholders and, as an integral term of the Merger, all other shareholders of Mentorix who accept any portion of the Merger Consideration and execute the Escrow Agreement (which is a condition to receiving such consideration), jointly and severally (except with respect to Article IV, which obligations shall be several), hereby agree to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees and any increases in insurance premiums resulting from such losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses but net of any insurance proceeds received by Parent or any affiliate of Parent), determined as provided in Section 10.3 (“Indemnifiable Amounts”), of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that constitutes a breach by Mentorix, Mentorix India or any of the Shareholders of any representation or warranty of Mentorix, Mentorix India or the Shareholders contained in this Agreement or in any certificate or other document delivered to Parent pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent, (ii) the failure, partial or total, of Mentorix, Mentorix India or any of the Shareholders to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent and (iii) any foreign or U.S. federal or state Tax liability, or asserted liability, of Mentorix or Mentorix India attributable to periods (or any portion thereof) ending on or prior to the Closing but only to the extent such liabilities were not accrued for on the Audited Balance Sheet. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Mentorix, and no shareholder of Mentorix will be entitled to any indemnification from Mentorix or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Parent or the Surviving Corporation for indemnification payments made by or for the account of the shareholders. All indemnification payments made under this Agreement shall be treated as adjustments to the Merger Consideration.

10.2 Third Party Claims. With respect to any claims or demands by third parties as to which Parent may seek indemnification hereunder, whenever Parent will have received a written notice that such a claim or demand has been asserted or threatened, Parent will promptly notify the Shareholder Representatives on behalf of all the shareholders of Mentorix of such claim or demand and of the facts within Parent’s knowledge that relate thereto within a reasonable time after receiving such written notice. Parent will have the right to defend, contest, negotiate or settle any such claim or demand, and Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts; provided, however, that Parent will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of the Shareholder Representatives, which consent will not be unreasonably withheld. Alternately, Parent may request that the Shareholder Representatives defend, contest, negotiate or settle any such claim or demand through counsel of their own selection, reasonably satisfactory to Parent, and solely at the shareholders’ own cost and expense. If the Shareholder Representatives assume the defense of any claim or demand of any third party, the Shareholder Representatives will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld, unless such settlement or compromise includes an unconditional release of Parent from all liability arising or that may arise out of such claim, action or proceeding. However, if the Shareholder Representatives assume the defense of any claim or demand of any third party and if Parent later determines in good faith that such claim or demand is likely to materially adversely affect it or its business (it being understood that any claim relating to Taxes shall be deemed to materially adversely affect Parent), then Parent may, by written notice to the Shareholder Representatives, assume the exclusive right to defend, compromise, or settle such claim or demand. Notwithstanding the preceding sentence, Parent will not settle, or offer to settle or compromise any such claim or demand without the prior written consent of the Shareholder Representatives, which consent will not be unreasonably withheld. If the Shareholder Representatives fail to give written notice to Parent of their intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent requested that the Shareholder Representatives assume the defense of any such claim or demand of any third party, or if any such request is made but any such claim or demand is not contested by the Shareholder Representatives within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts.

10.3 Limitations.

(a) Notwithstanding any other provision in this Article X, Parent will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article X disregarding any qualification in any representation or warranty as to “materially” or “material”) exceed $100,000 (the “Deductible Amount”). Notwithstanding the foregoing, the Deductible Amount shall not apply with respect to any claims for indemnification by Parent pursuant to Section 10.1(i) with respect to any failure of the representations and warranties set forth in Sections 3.5, 3.6, 3.8, 3.12 and 3.15 to be true and correct as of the Closing Date pursuant to Section 9.2(a)(ii) and Parent shall be entitled to indemnification for all Indemnifiable Amounts arising under Section 10.1(i) with respect to any failure of the representations and warranties set forth in Sections 3.5, 3.6, 3.8, 3.12 and 3.15 to be true and correct as of the Closing Date pursuant to Section 9.2(a)(ii).

(b) The aggregate amount to which Parent will be entitled to be indemnified will not exceed $15,000,000, and the liability of any single shareholder of Mentorix for indemnification obligations shall be further limited to such shareholder’s pro rata share of any Indemnifiable Amounts based on the aggregate amount of Merger Consideration paid to such shareholder (including amounts paid to the Escrow Agent for the benefit of such shareholder) relative to the aggregate amount of Merger Consideration paid to all the shareholders of Mentorix (including amounts paid to the Escrow Agent for the benefit of all such shareholders); provided, however, that there will be no limitation on the obligations of any person for Indemnifiable Amounts arising out of criminal activity or fraud or willful misstatements or omissions by Mentorix or such person.

10.4 Binding Effect. The indemnification obligations contained in this Article X are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

10.5 Time Limit. The representations, warranties, covenants and agreements of Mentorix and the Shareholders set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before June 30, 2004; provided, however, that (i) claims alleging fraud or willful misstatements or omissions of Mentorix or the Shareholders or relating to Section 3.23 (Environment Matters) may be made only on or before the third yearly anniversary of the Closing Date and (ii) claims relating to Tax matters or Section 3.18 (Employee Benefit Plans) may be made only on or before the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentence, any representation, warranty, covenant or agreement, in respect of which indemnity may be sought under Article X shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time.

10.6 Sole Remedy. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article X will be the sole and exclusive remedy of (and corresponding liability of any shareholder of Mentorix, in such shareholder’s capacity as such, to) Parent, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby; provided, however, that nothing in this Agreement will be deemed to limit any right or remedy for criminal activity or fraud, or willful misstatements or omissions.

10.7 Escrow. Parent’s claims for indemnification pursuant to this Article X shall be satisfied first from funds withheld or deposited and held in escrow pursuant to Section 2.2 and, to the extent the funds held in escrow are insufficient for any reason to pay all such claims, directly by the shareholders of Mentorix. The procedure for payments from the Indemnity Escrow shall be governed by the Escrow Agreement. Unless otherwise required by law, Parent and the Shareholders agree to treat all payments made either to or for the benefit of the other under this Article X as adjustments to the purchase price for all tax purposes, and that such treatment shall govern for purposes of this Agreement.

10.8 Shareholder Representatives.

(a) In order to administer the transactions contemplated by this Agreement, including the indemnification obligations of the Shareholders under this Article X, the Shareholders hereby designate and appoint Lee Feldman and Maurice Haeems (the “Shareholder Representatives”), and each of them acting separately, as their representatives for purposes of this Agreement, the Escrow Agreement and the other agreements and transactions contemplated hereby and thereby and as attorneys-in-fact and agents for and on behalf of such Stockholders.

(b) Each Shareholder hereby authorizes the Shareholder Representatives to represent the Shareholder, and its successors, with respect to all matters arising under this Agreement, including without limitation, (i) to take all action necessary in connection with the indemnification obligations of the Shareholders under this Article X, including the defense or settlement of any claims and the making of payments with respect thereto, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the Shareholder Representatives pursuant to this Agreement. The Shareholder Representatives shall send copies of notices it receives to the applicable Shareholder.

(c) In the event that any Shareholder Representatives dies, becomes unable to perform his responsibilities as Shareholder Representative or resigns from such position, the Shareholders shall select another representative to fill such vacancy and such substituted Shareholder Representative shall be deemed to be a Shareholder Representative for all purposes of this Agreement. Any substitute Shareholder Representative shall be selected by the majority vote of the Shareholders based upon their percentage ownership of the outstanding shares of capital stock of Mentorix as of the Closing Date (the “Majority Shareholders”). Any Shareholder Representative may be removed, and his successor appointed, by the written vote of the Majority Shareholders.

(d) All decisions and actions by the Shareholder Representatives, including without limitation any agreement between the Shareholder Representatives or Parent relating to indemnification obligations of the Shareholders under this Article X, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Shareholders, and no Shareholders shall have the right to object, dissent, protest or otherwise contest the same. The Shareholder Representatives shall incur no liability to the Shareholders with respect to any action taken or suffered by the Shareholder Representatives in reliance upon any notice, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Shareholders under this Article X, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Shareholder Representatives’ own willful misconduct or gross negligence. The Shareholder Representatives may, in all questions arising under this Agreement rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Shareholder Representatives shall not be liable to the Shareholders.

(e) Parent shall be able to rely conclusively on the instructions and decisions of the Shareholder Representatives with respect to the indemnification obligations of the Shareholders under this Article X, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Shareholder Representatives hereunder, and no party hereunder shall have any cause of action against Parent to the extent Parent has relied upon the instructions or decisions of the Shareholder Representatives.

(f) The Shareholders acknowledge and agree that the Shareholder Representatives may incur reasonable costs and expenses on behalf of the Shareholders in their capacity as Shareholder Representatives (“Representative Expenses”). Each of the Shareholders agrees to pay the Shareholder Representatives, promptly upon demand by the Shareholder Representatives therefor, its portion of any Representative Expenses.

ARTICLE XI

TERMINATION

11.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Parent and Mentorix.

11.2 Termination by Parent. This Agreement may be terminated by Parent (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Mentorix, if there has been a material breach by Mentorix or a Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 9.2 and has not been cured within five (5) business days following receipt by Mentorix of notice of such breach.

11.3 Termination by Mentorix. This Agreement may be terminated by Mentorix (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Parent, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.3 and has not been cured within five (5) business days following receipt by Parent of notice of such breach,

11.4 Outside Date. This Agreement may be terminated by Parent alone or by Mentorix alone by means of written notice if the Effective Time does not occur on or prior to September 30, 2003; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

11.5 Effect of Termination. In the event of termination of this Agreement by either Mentorix or Parent as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, Mentorix, Merger Sub, the Shareholders or their respective officers or directors, except that (i) the provisions of Sections 8.4, 8.6, 8.7 and 12.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Entire Agreement. This Agreement and the Mutual Nondisclosure Agreement between Parent and Mentorix, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

12.2 Governing Law; Consent to Jurisdiction. The Merger will be governed by the CGCL and the DGCL to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the State of Delaware. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby may be commenced only in the state or federal courts in the State of Delaware. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the provisions of the Escrow Agreement.

12.3 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

If to Parent or Merger Sub	Lionbridge Technologies, Inc.
950 Winter Street, Suite 2410
Waltham, MA 02451-1291
Attention: Rory J. Cowan
Cc: General Counsel
Telephone No.: (781) 434-6000
Fax No.: (781) 434-6034

With copies to:
Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, Massachusetts 02110
Attention: Kenneth J. Gordon
Telephone No.: (617) 248-7000
Fax No.: (617) 248-7100

If to Mentorix	Mentorix Technologies, Inc.
or the Shareholders:	6th Floor, Spectra Building
Hiranandani Business Park, Powai
Mumbai – 400 076, India
Attention: Chief Executive Officer
Telephone No.: 91-22-5693 0202
Fax No.: 91-22-5693 9488

With a copy to:
Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, New York 10103
Attention: Perry A. Pappas
Telephone No.: (212) 506-5255
Fax No.: (212) 506-5151

If to the Shareholder	Lee Feldman
Representatives:	c/o Softbank Capital Partners
One Park Avenue
New York, New York 10016

Telephone No.: (212) 503-5819
Fax No.: (212)

Maurice Haeems
c/o Mentorix Technologies, Inc.
6th Floor, Spectra Building
Hiranandani Business Park, Powai
Mumbai – 400 076, India
Telephone No.: 91-22-5693 0202
Fax No.: 91-22-5693 9488

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.3.

12.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

12.5 Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Mentorix and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that no such assignment which adversely reflects the rights of a Shareholder will be made without the written consent of such Shareholder. Any attempted assignment by Merger Sub or Parent, on the one hand, or by Mentorix or Mentorix India, on the other hand, in violation of this Section 12.5 will be voidable and will entitle Mentorix or Parent, respectively, to terminate this Agreement at its option.

12.6 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

12.7 Amendment. This Agreement may not be amended except by an instrument in writing executed by Mentorix, Merger Sub and Parent; provided however, that no such amendment which materially adversely affects the rights or obligations of any Shareholder will be made without the written consent of such Shareholder. Notwithstanding the foregoing, upon delivery to Parent prior to the Closing of the approval of a majority of the outstanding shares of capital stock of Mentorix, including the approval of a majority of the outstanding shares of Common Stock and Preferred Stock of Mentorix, each voting as a separate class, Mentorix (without the consent of

Parent and Merger Sub) may amend the definitions of Series A Preferred Per Share Amount, Series B Preferred Per Share Amount, Series C Preferred Per Share Amount, Series D Preferred Per Share Amount and Common Per Share Amount set forth in Section 2.1(b).

12.8 Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

12.9 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used therein will be deemed in each case to be followed by the words “without limitation.” The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

12.10 Currency. All dollar amounts referred to in this Agreement are expressed in U.S. dollars.

(The remainder of this page has been left blank intentionally.)

Signature Page to

Agreement and Plan of Reorganization

IN WITNESS WHEREOF, Parent, Merger Sub, Mentorix and the Shareholders have executed this Agreement as of the date first written above.

LIONBRIDGE TECHNOLOGIES, INC.		MENTORIX TECHNOLOGIES, INC.

By:	/s/ Stephen J. Lifshatz	By:	/s/ Maurice Haeems
Name: Stephen J. Lifshatz		Name: Maurice Haeems
Title: Senior Vice President		Title: President

MOUNTAIN ACQUISITION CORP.

By:	/s/ Stephen J. Lifshatz
Name: Stephen J. Lifshatz
Title: Senior Vice President

Signature Page to

Agreement and Plan of Reorganization

SHAREHOLDERS

/s/ MAURICE HAEEMS
Maurice Haeems

/s/ JAYARAM SITARAM
Jayaram Sitaram

/s/ NAVEEN GUPTA
Naveen Gupta

/s/
Ashutosh Roy

/s/ GUNJAN SINHA
Gunjan Sinha

/s/
Mario M. Rosati

/s/
John D. Villarreal

/s/
Nova Press

/s/ MANOJ SHARMA
Manoj Sharma

/s/
Paul Iacovacci

Signature Page to

Agreement and Plan of Reorganization

eVentures India Private Ltd.

By:	/s/ SANDEEP SINGHAL
Name: Sandeep Singhal

WS Investment Company

By:	/s/
Name:

Hexaware Technologies Ltd.

By:	/s/ ATUL NISHAR
Name: Atul Nishar

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